EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED MARCH 30, 2022

Paychex, Inc. Reports Strong Third Quarter Results:

•
Revenue Climbs 15%
•
Diluted Earnings Per Share Increases 23%
•
Full Year Guidance Adjusted Upward

Rochester, N.Y. - (March 30, 2022) - Paychex, Inc. (the “Company,” “Paychex,” “we,” “our,” or “us”) today announced the following results for the quarter ended February 28, 2022 (the “third quarter”), as compared to the corresponding prior year period:

	For the three months ended			For the nine months ended
	February 28,			February 28,
In millions, except per share amounts	2022	2021	Change(2)	2022	2021	Change(2)
Total service revenue	$1,261.6	$1,096.6	15%	$3,424.4	$2,982.8	15%
Total revenue	$1,276.0	$1,111.7	15%	$3,467.4	$3,027.6	15%
Operating income	$562.8	$468.6	20%	$1,446.0	$1,106.9	31%
Diluted earnings per share	$1.19	$0.97	23%	$3.02	$2.31	31%
Adjusted diluted earnings per share(1)	$1.15	$0.96	20%	$2.95	$2.32	27%

(1) Adjusted diluted earnings per share is not a United States (“U.S.”) generally accepted accounting principle (“GAAP”) measure. Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of non-GAAP measures.

(2) Percentage changes are calculated based on unrounded numbers.

Martin Mucci, Chairman and Chief Executive Officer, commented, “Our strong results for the third quarter, including double-digit growth in both revenue and earnings are a result of progress against key initiatives. We had a strong calendar year end and selling season, delivering a record quarter for new sales revenue and maintaining high levels of client retention. Our value proposition continues to resonate in the market with our unique blend of innovative Paychex Flex® technology and breadth of solutions to help small and mid-sized businesses.”

Mucci added, “While the impacts of COVID-19 are abating, businesses are still operating in a very complex and volatile environment. Focus is shifting from operational and financial survival during the height of the pandemic back to an employee-centric focus, with attracting and retaining talent, remote work, and workplace safety being top areas of concern. Now more than ever businesses need trusted partners, like Paychex, to provide them the right human resource ("HR") technology solutions as well as help them navigate the complex HR landscape. As a trusted partner, we have helped small businesses obtain over $7 billion in combined Employee Retention and Paid Leave tax credits. We continuously monitor evolving workplace trends, providing solutions that meet the needs of our clients today and in the future.”

Third Quarter Business Highlights

Highlights as compared to the corresponding prior year period are as follows:

Management Solutions revenue was $959.9 million, an increase of 13%, mainly driven by the following factors:

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Increase in client bases across human capital management ("HCM") offerings resulting from strong sales performance and high levels of retention, with continued strong demand for HR Solutions.
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Growth in checks per payroll for HCM and higher worksite employees for HR Solutions.
•
Improved revenue per client resulting from enhanced price realization.
•
Expansion of HCM ancillary services.
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Growth in payroll funding and outsourcing services for temporary staffing clients.

Professional Employer Organization (“PEO”) and Insurance Solutions revenue was $301.7 million, an increase of 21%, primarily due to the following:

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Increase in the number of average worksite employees and growth in average wages per worksite employee.
•
Growth in PEO health insurance revenue.
•
Higher state unemployment insurance revenues.

Total expenses increased 11% to $713.2 million, as a result of the following:

•
Higher compensation costs due to increases in headcount and wage rates, performance-based compensation, and fringe benefits.
•
PEO direct insurance costs increased as a result of growth in number of PEO worksite employees and health insurance revenue.
•
Further investment in product development and information technology, and
•
Increases in advertising expense during peak selling season.

Operating income grew 20% to $562.8 million as a result of double-digit revenue growth which outpaced expense increases. Operating margin (operating income as a percentage of total revenue) was 44.1% compared to 42.2% for the prior year period.

Our effective income tax rate was 22.3% compared to 24.2% for the prior year period. All periods were impacted by the recognition of net discrete tax benefits related to employee stock-based compensation payments. The current period effective tax rate was also impacted by the recording of a tax benefit related to prior and current years' research and development expenses incurred in the production of customer-facing software.

Fiscal Year-To-Date Business Highlights

Highlights for the nine months ended February 28, 2022 (the “nine months”) as compared to the corresponding prior year period are as follows:

•
Revenue and earnings grew by double-digits for three consecutive quarters.
•
Total service revenue and total revenue each increased 15%, with total revenue of $3.5 billion.
•
Operating income increased 31% to $1.4 billion. Adjusted operating income(1) increased 27% to $1.4 billion.
•
Diluted earnings per share increased 31% to $3.02 per share. Adjusted diluted earnings per share(1) increased 27% to $2.95 per share.

(1) Adjusted operating income and adjusted diluted earnings per share are not U.S. GAAP measures. Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of these non-GAAP measures.

Financial Position and Liquidity

Our financial position and cash flow generation remained strong. As of February 28, 2022, we had:

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Cash, restricted cash, and total corporate investments of $1.4 billion.
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Short-term and long-term borrowings, net of debt issuance costs, of $806.3 million.
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Cash flow from operations was $1.2 billion for the nine months.

Return to Stockholders During the Nine Months

•
Paid cumulative dividends of $1.98 per share totaling $714.9 million.

Non-GAAP Financial Measures

	For the three months ended			For the nine months ended
	February 28,			February 28,
$ in millions	2022	2021	Change	2022	2021	Change
Operating income	$562.8	$468.6	20%	$1,446.0	$1,106.9	31%
Non-GAAP adjustments:
Cost-saving initiatives(1)	—	—		—	32.2
Total non-GAAP adjustments	—	—		—	32.2
Adjusted operating income	$562.8	$468.6	20%	$1,446.0	$1,139.1	27%

Net income	$430.7	$350.5	23%	$1,096.4	$834.5	31%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(2)	(5.2)	(1.7)		(17.9)	(17.2)
Tax benefit derived from research and development costs (3)	(6.1)	—		(6.1)	—
Cost-saving initiatives(1)	—	—		—	24.3
Total non-GAAP adjustments	(11.3)	(1.7)		(24.0)	7.1
Adjusted net income	$419.4	$348.8	20%	$1,072.4	$841.6	27%

Diluted earnings per share(4)	$1.19	$0.97	23%	$3.02	$2.31	31%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(2)	(0.01)	(0.00)		(0.05)	(0.05)
Tax benefit derived from research and development costs (3)	(0.02)	—		(0.02)	—
Cost-saving initiatives(1)	—	—		—	0.07
Total non-GAAP adjustments	(0.03)	(0.00)		(0.07)	0.02
Adjusted diluted earnings per share	$1.15	$0.96	20%	$2.95	$2.32	27%

Net income	$430.7	$350.5	23%	$1,096.4	$834.5	31%
Non-GAAP adjustments:
Interest expense, net	8.5	8.5		26.4	25.4
Income taxes	123.6	112.1		339.4	253.8
Depreciation and amortization expense	48.3	46.4		142.7	144.6
Total non-GAAP adjustments	180.4	167.0		508.5	423.8
EBITDA	611.1	517.5	18%	1,604.9	1,258.3	28%
Cost-saving initiatives(1)	—	—		—	32.2
Adjusted EBITDA	$611.1	$517.5	18%	$1,604.9	$1,290.5	24%

(1) One-time costs and corresponding tax benefit recognized during fiscal 2021 related to the acceleration of cost-saving initiatives, including the long-term strategy to reduce our geographic footprint and headcount optimization. These events are not expected to recur.

(2) Net tax windfall benefits related to employee stock-based compensation payments recognized in income taxes. This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

(3) Non-recurring tax benefit derived from prior years' research and development costs incurred in the production of customer-facing software.

(4) The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

In addition to reporting operating income, net income, and diluted earnings per share, which are U.S. GAAP measures, we present adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and adjusted EBITDA, which are non-GAAP measures. We believe these additional measures are indicators of our core business operations’ performance period over period. Adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, EBITDA, and adjusted EBITDA, are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the Securities and Exchange Commission (“SEC”). As such, they should not be considered a substitute for the U.S. GAAP measures of operating income, net income, and diluted earnings per share, and, therefore, they should not be used in isolation but in conjunction with the U.S. GAAP measures. The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Business Outlook

Our outlook for the fiscal year ending May 31, 2022 (“fiscal 2022”) incorporates current assumptions and market conditions. Changes in the macroeconomic environment could alter our guidance. With consideration of these impacts, we have updated our guidance as follows:

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Management Solutions revenue is now anticipated to grow in the range of 12% to 13%;
•
PEO and Insurance Solutions revenue is now anticipated to grow in the range of 13% to 14%;
•
Total revenue is now anticipated to grow in the range of 12% to 13%;
•
Adjusted operating margin(1) is anticipated to be approximately 40%;
•
Adjusted EBITDA margin(1) is anticipated to be in the range of 44% to 45%;
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Other expense, net is now anticipated to be approximately $15 million;
•
The effective income tax rate for fiscal 2022 is anticipated to be approximately 24%; and
•
Adjusted diluted earnings per share(1) is now anticipated to grow in the range of 22.5% to 23%.

Other aspects of our guidance for fiscal 2022 remain unchanged from what we provided previously.

(1) Adjusted operating margin, adjusted EBITDA margin and adjusted diluted earnings per share are not U.S. GAAP measures. Adjusted operating margin is calculated as operating margin, adjusted for one-time non-recurring items, as a percentage of total revenue. Adjusted EBITDA margin is calculated as net income, adjusted for interest, taxes, depreciation, amortization, and one-time non-recurring items, as a percentage of total revenue. We believe that the exclusion of certain one-time non-recurring items when calculating adjusted operating margin and adjusted EBITDA margin provides a better indicator of our core business operations’ performance period over period. Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of these non-GAAP measures.

Environmental, Social, and Governance (“ESG”)

As part of what it means to be Paychex, we are focusing our ESG efforts on actions we can take to create positive impact. To learn more about our latest initiatives, please visit https://www.paychex.com/corporate/corporate-responsibility. The information available on our website is not a part of, and is not incorporated into, this press release.

Quarterly Report on Form 10-Q (“Form 10-Q”)

We anticipate filing our Form 10-Q for the third quarter within the next day, and it will be available at https://investor.paychex.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

Webcast Details

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for March 30, 2022, at 9:30 a.m. Eastern Time, at https://investor.paychex.com. The webcast will be archived for approximately 90 days. Our news releases, current financial information, SEC filings, and investor presentations are also accessible at https://investor.paychex.com.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Chris Muller, Director, Corporate Communications	585‑338-4346

About Paychex

Paychex, Inc. (Nasdaq:PAYX) is a leading provider of integrated human capital management solutions for human resources, payroll, benefits, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by 50 years of industry expertise, Paychex serves more than 710,000 payroll clients as of May 31, 2021 in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com and stay connected on Twitter (www.twitter.com/paychex) and LinkedIn (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “intend,” “overview,” “outlook,” “guidance,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “believes,” “could be,” “targeting,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

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our ability to keep pace with changes in technology and to provide timely enhancements to our products and services;
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software defects, undetected errors, or development delays for our products;
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the possibility of cyberattacks, security vulnerabilities and Internet disruptions, including breaches of data security and privacy leaks, data loss and business interruptions;
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the possibility of failure of our operating facilities, computer systems, or communication systems during a catastrophic event;
•
the failure of third-party service providers to perform their functions;

•
the possibility that we may be subject to additional risks related to our co-employment relationship with our PEO;
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changes in health insurance and workers’ compensation insurance rates and underlying claim trends;
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risks related to acquisitions and the integration of the businesses we acquire;
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our clients’ failure to reimburse us for payments made by us on their behalf;
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the effect of changes in government regulations mandating the amount of tax withheld or the timing of remittances;
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our failure to comply with covenants in our debt agreements;
•
changes in governmental regulations and policies;
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our ability to comply with U.S. and foreign laws and regulations;
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our compliance with data privacy laws and regulations;
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our failure to protect our intellectual property rights;
•
potential outcomes related to pending or future litigation matters;
•
the impact of the COVID-19 pandemic on the U.S. and global economy, and in particular on our small- and medium-sized business clients;
•
volatility in the political and economic environment;
•
changes in the availability of qualified people; and
•
the possible effects of negative publicity on our reputation and the value of our brand.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known as of the date of this press release, and any forward-looking statements made by us in this document speak only as of the date on which they are made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the nine months ended
	February 28,			February 28,
	2022	2021	Change(2)	2022	2021	Change(2)
Revenue:
Management Solutions	$959.9	$846.8	13%	$2,597.4	$2,267.0	15%
PEO and Insurance Solutions	301.7	249.8	21%	827.0	715.8	16%
Total service revenue	1,261.6	1,096.6	15%	3,424.4	2,982.8	15%
Interest on funds held for clients(1)	14.4	15.1	(5)%	43.0	44.8	(4)%
Total revenue	1,276.0	1,111.7	15%	3,467.4	3,027.6	15%
Expenses:
Cost of service revenue	352.2	328.4	7%	996.3	955.4	4%
Selling, general and administrative expenses	361.0	314.7	15%	1,025.1	965.3	6%
Total expenses	713.2	643.1	11%	2,021.4	1,920.7	5%
Operating income	562.8	468.6	20%	1,446.0	1,106.9	31%
Other expense, net(1)	(8.5)	(6.0)	41%	(10.2)	(18.6)	(45)%
Income before income taxes	554.3	462.6	20%	1,435.8	1,088.3	32%
Income taxes	123.6	112.1	10%	339.4	253.8	34%
Net income	$430.7	$350.5	23%	$1,096.4	$834.5	31%

Basic earnings per share	$1.19	$0.97	23%	$3.04	$2.32	31%
Diluted earnings per share	$1.19	$0.97	23%	$3.02	$2.31	31%
Weighted-average common shares outstanding	360.9	360.6		360.6	359.8
Weighted-average common shares outstanding, assuming dilution	363.4	362.8		363.1	362.0

(1) Further information on interest on funds held for clients and other expense, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at www.paychex.com.

(2) Percentage changes are calculated based on unrounded numbers.

n/m – not meaningful

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amounts)

	February 28,	May 31,
	2022	2021
ASSETS
Cash and cash equivalents	$267.5	$995.2
Restricted cash	55.8	51.3
Corporate investments	1,086.0	36.7
Interest receivable	20.4	24.4
Accounts receivable, net of allowance for credit losses	720.9	578.3
PEO unbilled receivables, net of advance collections	463.4	450.9
Prepaid income taxes	41.7	33.5
Prepaid expenses and other current assets	277.5	249.2
Current assets before funds held for clients	2,933.2	2,419.5
Funds held for clients	4,304.1	3,750.0
Total current assets	7,237.3	6,169.5
Long-term restricted cash	25.5	37.0
Long-term corporate investments	5.1	7.1
Property and equipment, net of accumulated depreciation	399.5	395.8
Operating lease right-of-use assets, net of accumulated amortization	84.0	103.0
Intangible assets, net of accumulated amortization	234.8	275.8
Goodwill	1,831.8	1,820.7
Long-term deferred costs	414.1	384.1
Other long-term assets	51.6	34.2
Total assets	$10,283.7	$9,227.2

LIABILITIES
Accounts payable	$111.4	$89.0
Accrued corporate compensation and related items	177.2	209.7
Accrued worksite employee compensation and related items	636.0	586.4
Short-term borrowings	8.7	7.4
Deferred revenue	37.1	37.9
Other current liabilities	382.4	336.8
Current liabilities before client fund obligations	1,352.8	1,267.2
Client fund obligations	4,335.1	3,671.0
Total current liabilities	5,687.9	4,938.2
Accrued income taxes	56.8	25.8
Deferred income taxes	188.5	218.0
Long-term borrowings, net of debt issuance costs	797.6	797.3
Operating lease liabilities	79.3	92.4
Other long-term liabilities	187.6	207.5
Total liabilities	6,997.7	6,279.2

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 361.0 shares as of February 28, 2022 and 359.8 shares as of May 31, 2021	3.6	3.6
Additional paid-in capital	1,530.9	1,446.7
Retained earnings	1,798.5	1,445.9
Accumulated other comprehensive (loss)/income	(47.0)	51.8
Total stockholders’ equity	3,286.0	2,948.0
Total liabilities and stockholders’ equity	$10,283.7	$9,227.2

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the nine months ended
	February 28,
	2022	2021
OPERATING ACTIVITIES
Net income	$1,096.4	$834.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	142.7	144.6
Amortization of premiums and discounts on available-for-sale ("AFS") securities, net	22.3	27.4
Amortization of deferred contract costs	150.2	143.0
Stock-based compensation costs	39.2	38.1
Provision for/(benefit) from deferred income taxes	3.3	(6.6)
Provision for credit losses	1.2	11.8
Net realized gains on sales of AFS securities	(0.1)	(1.0)
Changes in operating assets and liabilities:
Interest receivable	4.0	3.4
Accounts receivable and PEO unbilled receivables, net	(156.1)	(330.4)
Prepaid expenses and other current assets	(26.6)	3.8
Accounts payable and other current liabilities	53.4	128.0
Deferred costs	(190.1)	(146.8)
Net change in other long-term assets and liabilities	25.4	19.7
Net change in operating lease right-of-use assets and liabilities	3.1	1.1
Net cash provided by operating activities	1,168.3	870.6
INVESTING ACTIVITIES
Purchases of AFS securities	(7,450.1)	(4,946.5)
Proceeds from sales and maturities of AFS securities	6,416.5	4,452.4
Purchases of property and equipment	(99.3)	(86.9)
Proceeds from sales of property and equipment	—	3.8
Acquisition of businesses, net of cash acquired	(24.9)	(19.5)
Purchases of other assets	(10.3)	(3.6)
Net cash used in investing activities	(1,168.1)	(600.3)
FINANCING ACTIVITIES
Net change in client fund obligations	664.1	798.5
Net change in short-term borrowings	1.3	1.9
Dividends paid	(714.9)	(670.5)
Repurchases of common shares	—	(76.0)
Activity related to equity-based plans	16.1	68.2
Net cash (used in)/provided by financing activities	(33.4)	122.1
Net change in cash, restricted cash, and equivalents	(33.2)	392.4
Cash, restricted cash, and equivalents, beginning of period	1,823.1	1,659.8
Cash, restricted cash, and equivalents, end of period	$1,789.9	$2,052.2

Reconciliation of cash, restricted cash, and equivalents
Cash and cash equivalents	$267.5	$787.0
Restricted cash	81.3	80.3
Restricted cash and restricted cash equivalents included in funds held for clients	1,441.1	1,184.9
Total cash, restricted cash, and equivalents	$1,789.9	$2,052.2